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                                                                  EXHIBIT 21.1



                                SUBSIDIARIES

All of the Company's subsidiaries are wholly owned:

     Criticare International GmbH Marketing Services

     Sleep Care, Inc.

     Criticare (FSC), Inc.

     CSI International, Inc. (DISC)

     Criticare Biomedical, Inc.